EXHIBIT 99.1

December 17, 2018
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET SALES, OPERATING INCOME AND NET INCOME FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2018; TARGETS CONTINUED GROWTH IN FISCAL 2019

Fourth Quarter and Fiscal Year 2018 Net Income up 26% and 39% on Operating Income Increases of 16% and 23% and Net Sales Increases of 13% and 17%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported that net income attributable to HEICO increased 26% to a record $67.4 million, or 49 cents per diluted share, in the fourth quarter of fiscal 2018, up from $53.7 million, or 39 cents per diluted share, in the fourth quarter of fiscal 2017. In the fiscal year ended October 31, 2018, net income attributable to HEICO increased 39% to a record $259.2 million, or $1.90 per diluted share, up from $186.0 million, or $1.37 per diluted share, in the fiscal year ended October 31, 2017.

All share and per share information has been adjusted retrospectively to reflect 5-for-4 stock splits distributed by the Company in June 2018 and January 2018.

Operating income increased 16% to a record $103.7 million in the fourth quarter of fiscal 2018, up from $89.4 million in the fourth quarter of fiscal 2017. In the fiscal year ended October 31, 2018, operating income increased 23% to a record $376.2 million, up from $306.7 million in the fiscal year ended October 31, 2017.

The Company's consolidated operating margin improved to 21.7% in the fourth quarter of fiscal 2018, up from 21.2% in the fourth quarter of fiscal 2017. The Company's consolidated operating margin improved to 21.2% in the fiscal year ended October 31, 2018, up from 20.1% in the fiscal year ended October 31, 2017.

Net sales increased 13% to a record $476.9 million in the fourth quarter of fiscal 2018, up from $421.2 million in the fourth quarter of fiscal 2017. Net sales increased 17% to a record $1,777.7 million in the fiscal year ended October 31, 2018, up from $1,524.8 million in the fiscal year ended October 31, 2017.

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EBITDA increased 15% to $123.3 million in the fourth quarter of fiscal 2018, up from $107.6 million in the fourth quarter of fiscal 2017. In the fiscal year ended October 31, 2018, EBITDA increased 22% to $453.4 million, up from $372.6 million in the fiscal year ended October 31, 2017. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

In the first quarter of fiscal 2018, the United States (U.S.) government enacted significant changes to existing tax law, including a reduction in the U.S. corporate tax rate.  The Company’s effective tax rate for the fiscal year ended October 31, 2018 was 19.8%, down from 30.3% for the fiscal year ended October 31, 2017. As a result of the tax rate reduction, net income in the fiscal year ended October 31, 2018 increased by approximately $37.4 million, or 27 cents per diluted share, including approximately $12.1 million, or 9 cents per diluted share, which resulted from a one-time net tax benefit principally due to the remeasurement of the Company’s net deferred tax liabilities in the first quarter of fiscal 2018.
Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's record fourth quarter and full fiscal year results stating, "Our record fiscal 2018 fourth quarter and full year results in consolidated net sales, operating income and net income exceeded our expectations and principally reflect consolidated mid to high-single digit organic growth in both of our operating segments and the impact of our profitable fiscal 2017 and 2018 acquisitions.

Our total debt to shareholders' equity ratio decreased to 35.4% as of October 31, 2018, down from 54.0% as of October 31, 2017.  Our net debt (total debt less cash and cash equivalents) to shareholders’ equity ratio decreased to 31.5% as of October 31, 2018, down from 49.8% as of October 31, 2017. Our net debt to EBITDA ratio improved to 1.04x as of October 31, 2018 compared to 1.67x as of October 31, 2017. See our reconciliation of total debt to net debt at the end of this press release. During fiscal 2018, we successfully completed four acquisitions and recently completed two acquisitions in November 2018. We have no significant debt maturities until fiscal 2023 and plan to utilize our financial flexibility to aggressively pursue high quality acquisitions to accelerate growth and maximize shareholder returns.

Cash flow provided by operating activities increased 14% to $328.5 million in the fiscal year ended 2018, up from $288.3 million in the fiscal year ended 2017. Cash flow provided by operating activities increased 17% to $113.7 million in the fourth quarter of fiscal 2018, up from $97.3 million in the fourth quarter of fiscal 2017.

Based on our continued strong cash flows from operations, HEICO's Board of Directors declared a $.07 per share regular semi-annual cash dividend on both classes of common stock, payable on January 17, 2019 to shareholders of record as of January, 3, 2019. The cash dividend represents a 17% increase over the prior semi-annual p

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er share amount of $.06. This cash dividend represents HEICO’s 81st consecutive semi-annual cash dividend since 1979. The increased semi-annual cash dividend confirms our confidence in HEICO's consistent growth strategies and our desire to continue rewarding our shareholders, while retaining sufficient capital to fund our internal growth and our acquisitions.

Considering the impact of cash dividends, prior stock splits and stock dividends, one share of HEI worth $8.38 in 1990 has become worth on a combined basis approximately $2,774, representing an increase of approximately 331 times the 1990 value and a compound annual growth rate of approximately 23% as of December 14, 2018.

As we look ahead to fiscal 2019, we anticipate net sales growth within the Flight Support Group and the Electronic Technologies Group resulting from increased demand across the majority of our product lines.  Also, we will continue our commitments to developing new products and services, further market penetration, and an aggressive acquisition strategy while maintaining our financial strength and flexibility.

Based on our current economic visibility, we are estimating 8% - 10% growth in full year net sales and approximately 10% growth in full year net income over fiscal 2018 levels. We anticipate our fiscal year 2019 consolidated operating margin to approximate 21.0% to 21.5%, depreciation and amortization expense of approximately $84 million, capital expenditures to approximate $48 million and cash flow from operations to approximate $360 million. These estimates exclude additional acquired businesses, if any."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's record fourth quarter and full fiscal year results stating, "Our fiscal 2018 fourth quarter and full year results reflect record net sales and strong operating income principally from quarterly double-digit and annual high single-digit organic growth as well as contributions from our fiscal 2017 and 2018 acquisitions.

The Flight Support Group's net sales increased 13% to a record $290.3 million in the fourth quarter of fiscal 2018, up from $256.9 million in the fourth quarter of fiscal 2017. The Flight Support Group's net sales increased 13% to a record $1,097.9 million in the fiscal year ended October 31, 2018, up from $967.5 million in the fiscal year ended October 31, 2017. The increase in the fourth quarter and fiscal year ended October 31, 2018 reflects organic growth of 13% and 8%, respectively, mainly resulting from increased demand within all of the Flight Support Group's product lines and our fiscal 2017 and 2018 acquisitions.

The Flight Support Group's operating income increased 17% to $54.6 million in the fourth quarter of fiscal 2018, up from $46.5 million in the fourth quarter of fiscal 2017.

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The increase in the fourth quarter of fiscal 2018 is principally attributable to the previously mentioned net sales growth and an improved gross profit margin mainly reflecting a more favorable product mix within our specialty products product line, partially offset by changes in the estimated fair value of accrued contingent consideration associated with a prior year acquisition.

The Flight Support Group's operating income increased 15% to a record $206.6 million in the fiscal year ended October 31, 2018, up from $179.3 million in the fiscal year ended October 31, 2017. The increase in the fiscal year ended October 31, 2018 is principally attributable to the previously mentioned net sales growth and an improved gross profit margin mainly reflecting higher net sales within our aftermarket replacement parts product line.

The Flight Support Group's operating margin increased to 18.8% in both the fourth quarter of fiscal 2018 and fiscal year ended October 31, 2018, up from 18.1% in the fourth quarter of fiscal 2017 and from 18.5% in the fiscal year ended October 31, 2017. The increase in the fourth quarter and fiscal year ended October 31, 2018 principally reflects the previously mentioned improved gross profit margin. Additionally, the increased operating margin in the fourth quarter of fiscal 2018 was partially moderated by the previously mentioned unfavorable impact from changes in the estimated fair value of accrued contingent consideration.

With respect to fiscal 2019, we are estimating net sales growth of approximately 7% to 8% over the prior year and the full year Flight Support Group operating margin to approximate 19.0%. Further, we estimate mid to high single-digit organic growth in fiscal 2019. These estimates exclude additional acquired businesses, if any.”

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's record fourth quarter and full fiscal year results stating, "Our record fiscal 2018 fourth quarter and full year results in net sales and operating income principally reflect our profitable fiscal 2017 and 2018 acquisitions in addition to mid-single to double-digit organic growth for certain of the Electronic Technologies Group's products.

The Electronic Technologies Group's net sales increased 13% to a record $191.1 million in the fourth quarter of fiscal 2018, up from $169.1 million in the fourth quarter of fiscal 2017. The increase in the fourth quarter of fiscal 2018 resulted from our fiscal 2017 and 2018 acquisitions as well as organic growth of 3%. The organic growth in the fourth quarter of fiscal 2018 principally reflects increased demand for certain aerospace and other electronics products partially moderated by lower demand for certain space products.

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The Electronic Technologies Group's net sales increased 22% to a record $701.8 million in the fiscal year ended October 31, 2018, up from $574.3 million in the fiscal year ended October 31, 2017. The increase in the fiscal year ended October 31, 2018 principally resulted from our fiscal 2017 and 2018 acquisitions as well as organic growth of 6%. The organic growth in the fiscal year ended October 31, 2018 principally reflects increased demand for certain defense products.

The Electronic Technologies Group's operating income increased 12% to a record $57.1 million in the fourth quarter of fiscal 2018, up from $51.0 million in the fourth quarter of fiscal 2017. The increase in the fourth quarter of fiscal 2018 principally reflects the previously mentioned net sales growth and an improved gross profit margin mainly from increased net sales for certain other electronics and aerospace products as well as a more favorable product mix for certain defense products, partially offset by a decrease in net sales and less favorable product mix for certain space products. Further, the increase in operating income is partially moderated by higher performance-based compensation expense and intangible asset amortization expense.

The Electronic Technologies Group's operating income increased 30% to a record $204.5 million in the fiscal year ended October 31, 2018, up from $157.5 million in the fiscal year ended October 31, 2017. The increase in the fiscal year ended October 31, 2018 is principally attributable to the previously mentioned net sales growth and an improved gross profit margin attributable to increased net sales and a more favorable product mix for certain defense products partially offset by a less favorable product mix for certain space products.

The Electronic Technologies Group's operating margin decreased slightly to 29.9% in the fourth quarter of fiscal 2018, down from 30.2% in the fourth quarter of fiscal 2017. The decrease in the fourth quarter of fiscal 2018 principally reflects the previously mentioned higher performance-based compensation expense and intangible asset amortization expense partially offset by the previously mentioned improved gross profit margin.

The Electronic Technologies Group's operating margin improved to 29.1% in the fiscal year ended October 31, 2018, up from 27.4% in the fiscal year ended October 31, 2017. The increase in the fiscal year ended October 31, 2018 mostly resulted from the previously mentioned improved gross profit margin.

With respect to fiscal 2019, we are estimating net sales growth of approximately 10% to 11% over the prior year and anticipate the full year Electronic Technologies Group's operating margin to approximate 28.0% to 29.0%. Further, we estimate low to mid single-digit organic growth in fiscal 2019. These estimates exclude additional acquired businesses, if any.”

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Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for net income attributable to noncontrolling interests, income tax expense, interest expense and depreciation and amortization expense), its net debt (total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA) which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 79.6 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 53.4 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Tuesday, December 18, 2018 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 8987523. A digital replay will be

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available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 8987523.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended October 31,
	2018	2017
Net sales	$476,884	$421,224
Cost of sales	290,426	261,195
Selling, general and administrative expenses	82,761	70,585
Operating income	103,697	89,444
Interest expense	(5,060)	(3,414)
Other (expense) income	(56)	257
Income before income taxes and noncontrolling interests	98,581	86,287
Income tax expense	24,500	27,200
Net income from consolidated operations	74,081	59,087
Less: Net income attributable to noncontrolling interests	6,704	5,413
Net income attributable to HEICO	$67,377	$53,674

Net income per share attributable to HEICO shareholders: (a)
Basic	$.51	$.41
Diluted	$.49	$.39

Weighted average number of common shares outstanding: (a)
Basic	132,903	131,960
Diluted	137,071	136,205

	Three Months Ended October 31,
	2018	2017
Operating segment information:
Net sales:
Flight Support Group	$290,254	$256,864
Electronic Technologies Group	191,077	169,067
Intersegment sales	(4,447)	(4,707)
	$476,884	$421,224

Operating income:
Flight Support Group	$54,554	$46,507
Electronic Technologies Group	57,137	50,998
Other, primarily corporate	(7,994)	(8,061)
	$103,697	$89,444

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Fiscal Year Ended October 31,
	2018		2017
Net sales	$1,777,721		$1,524,813
Cost of sales	1,087,006		950,088
Selling, general and administrative expenses	314,470		268,067
Operating income	376,245		306,658
Interest expense	(19,901)		(9,790)
Other (expense) income	(58)		1,092
Income before income taxes and noncontrolling interests	356,286		297,960
Income tax expense	70,600	(b)	90,300
Net income from consolidated operations	285,686		207,660
Less: Net income attributable to noncontrolling interests	26,453		21,675
Net income attributable to HEICO	$259,233	(b)	$185,985

Net income per share attributable to HEICO shareholders: (a)
Basic	$1.96	(b)	$1.41
Diluted	$1.90	(b)	$1.37

Weighted average number of common shares outstanding: (a)
Basic	132,543		131,703
Diluted	136,696		135,588

	Fiscal Year Ended October 31,
	2018		2017
Operating segment information:
Net sales:
Flight Support Group	$1,097,937		$967,540
Electronic Technologies Group	701,827		574,261
Intersegment sales	(22,043)		(16,988)
	$1,777,721		$1,524,813

Operating income:
Flight Support Group	$206,623		$179,278
Electronic Technologies Group	204,508		157,451
Other, primarily corporate	(34,886)		(30,071)
	$376,245		$306,658

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)	All share and per share information has been adjusted retrospectively to reflect 5-for-4 stock splits effected in June 2018 and January 2018.

(b)
During the first quarter of fiscal 2018, the United States (U.S.) government enacted significant changes to existing tax law resulting in the Company recording a discrete tax benefit from remeasuring its U.S. federal net deferred tax liabilities that was partially offset by a provisional discrete tax expense related to a one-time transition tax on the unremitted earnings of the Company's foreign subsidiaries. The net impact of these amounts increased net income attributable to HEICO by $12.1 million, or $.09 per basic and diluted share in fiscal 2018.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	October 31, 2018	October 31, 2017
Cash and cash equivalents	$59,599	$52,066
Accounts receivable, net	251,469	222,456
Inventories, net	401,553	343,628
Prepaid expenses and other current assets	21,187	13,742
Total current assets	733,808	631,892
Property, plant and equipment, net	154,739	129,883
Goodwill	1,114,832	1,081,306
Intangible assets, net	506,360	538,081
Other assets	143,657	131,269
Total assets	$2,653,396	$2,512,431

Current maturities of long-term debt	$859	$451
Other current liabilities	281,570	248,986
Total current liabilities	282,429	249,437
Long-term debt, net of current maturities	531,611	673,528
Deferred income taxes	46,644	59,026
Other long-term liabilities	157,658	151,025
Total liabilities	1,018,342	1,133,016
Redeemable noncontrolling interests	132,046	131,123
Shareholders’ equity	1,503,008	1,248,292
Total liabilities and equity	$2,653,396	$2,512,431

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal Year Ended October 31,
	2018	2017
Operating Activities:
Net income from consolidated operations	$285,686	$207,660
Depreciation and amortization	77,191	64,823
Share-based compensation expense	9,283	7,415
Employer contributions to HEICO Savings and Investment Plan	8,019	7,768
Foreign currency transaction adjustments, net	365	3,347
(Decrease) increase in accrued contingent consideration, net	(1,365)	1,100
Deferred income tax benefit	(12,977)	(11,096)
(Increase) decrease in accounts receivable	(28,569)	2,846
Increase in inventories	(49,455)	(21,204)
Increase in current liabilities, net	26,994	14,251
Other	13,315	11,375
Net cash provided by operating activities	328,487	288,285

Investing Activities:
Acquisitions, net of cash acquired	(59,775)	(418,265)
Capital expenditures	(41,871)	(25,998)
Other	(11,865)	(13,952)
Net cash used in investing activities	(113,511)	(458,215)

Financing Activities:
(Payments) borrowings on revolving credit facility, net	(148,000)	213,123
Redemptions of common stock related to stock option exercises	(24,983)	(203)
Cash dividends paid	(15,363)	(12,807)
Distributions to noncontrolling interests	(13,059)	(18,401)
Payment of contingent consideration	(5,425)	(7,039)
Revolving credit facility issuance costs	(4,067)	(270)
Acquisitions of noncontrolling interests	—	(3,848)
Proceeds from stock option exercises	4,031	5,659
Other	(669)	(342)
Net cash (used in) provided by financing activities	(207,535)	175,872

Effect of exchange rate changes on cash	92	3,169

Net increase in cash and cash equivalents	7,533	9,111
Cash and cash equivalents at beginning of year	52,066	42,955
Cash and cash equivalents at end of period	$59,599	$52,066

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands)

	Three Months Ended October 31,
EBITDA Calculation	2018	2017
Net income attributable to HEICO	$67,377	$53,674
Plus: Income tax expense	24,500	27,200
Plus: Depreciation and amortization	19,668	17,911
Plus: Net income attributable to noncontrolling interests	6,704	5,413
Plus: Interest expense	5,060	3,414
EBITDA (a)	$123,309	$107,612

	Fiscal Year Ended October 31,
EBITDA Calculation	2018	2017
Net income attributable to HEICO	$259,233	$185,985
Plus: Income tax expense	70,600	90,300
Plus: Depreciation and amortization	77,191	64,823
Plus: Net income attributable to noncontrolling interests	26,453	21,675
Plus: Interest expense	19,901	9,790
EBITDA (a)	$453,378	$372,573

Net Debt Calculation	October 31, 2018	October 31, 2017
Total debt	$532,470	$673,979
Less: Cash and cash equivalents	59,599	52,066
Net debt (a)	$472,871	$621,913

Net debt	$472,871	$621,913
Shareholders' equity	$1,503,008	$1,248,292
Net debt to shareholders' equity ratio (a)	31.5%	49.8%

Net debt	$472,871	$621,913
EBITDA	$453,378	$372,573
Net debt to EBITDA ratio (a)	1.04	1.67

(a) See the "Non-GAAP Financial Measures" section of this press release.